Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

CorpAcq Group Plc

Altrincham, United Kingdom

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 30, 2024, relating to the consolidated financial statements of CorpAcq Group Plc, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP

London, United Kingdom

May 30, 2024